EXHIBIT 99.1(c)


             SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
          WHEREAS, an Employment Agreement was entered into on the 23rd day of April, 1990, as amended on the 15th day of April, 1991 ("Initial Agreement" and"Amended Agreement", respectively, and collectively hereinafter, the "Employment Agreement"), which are incorporated herein by reference thereto, by and between FIRST NATIONAL BANK IN ST. MARY PARISH ("Bank"), a national banking association, with its registered office in St. Mary Parish, Louisiana, herein represented by and appearing through CAMILLE A. CUTRONE, the duly authorized Chairman of the Board of Directors of the Bank pursuant to the authority granted him in the attached resolution of the said Board of Directors, and MILFORD L. BLUM, JR. ("Mr. Blum"), a person of the full age of majority and a resident of Morgan City, St. Mary Parish, Louisiana;
          WHEREAS, in accordance with the Employment Agreement, the Bank employed Mr. Blum under the terms and conditions stated therein; and
          WHEREAS, it is the desire of the parties to amend and/or supplement the Employment Agreement only in the following particulars and specifics (and only amends or supplements the Initial Agreement unless the context hereof provides specifically otherwise):
          NOW THEREFORE, for the considerations stated in the Employment Agreement and herein, the parties hereto do hereby agree to amend and/or supplement the Employment Agreement only in the following respects:
     I. To amend Section 3-(f)-LIFE INSURANCE-SPLIT ENDORSEMENT so that the same shall henceforth read in its entirety as follows:
"The Bank shall provide a life insurance policy on the life of Mr. Blum in the total face amount of TWO HUNDRED FIFTY THOUSAND AND NO/100 ($250,000.00) DOLLARS with such insurance carrier as Bank deems appropriate ("life insurance policy") as long as Mr. Blum is employed by the Bank hereunder; the life insurance policy

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shall be owned by the Bank who shall pay the premiums for same and who shall be the owner of the cash value thereof. If Mr. Blum's employment hereunder is terminated (a) then no death benefit shall become due and payable to Mr. Blum's named beneficiary except if such employment is terminated by Mr. Blum's death while the Employment Agreement is in force and effect, or (b) other than by Mr. Blum's death, then Mr. Blum shall have the option, exercisable by written notice to the Bank within thirty (30) days of his termination, to have the life insurance policy assigned to him by the Bank; however prior to such assignment, the Bank shall withdraw from the life insurance policy, either in the form of a loan or any other manner permitted under the life insurance policy (except one which causes the cancellation thereof), the entire cash value thereof. Mr. Blum shall then receive the life insurance policy by the assignment (but including the assumption by Mr. Blum of any loan balance) with such cash value removed therefrom. However, in the further event of a "change in control" (the term "change in control" as used anywhere herein shall be as hereinbelow defined) occurring within nine (9) months after Mr. Blum's employment has been terminated by the Bank pursuant to Section 6-(e) hereof, and further provided that Mr. Blum has had the life insurance policy assigned to him as provided above, then upon the occurrence of such "change in control" a sum equivalent to the amount received by the Bank from the cash value of the life insurance policy shall be paid to Mr. Blum.
     Notwithstanding anything to the contrary in this Agreement, including Section 6(e) hereof, in the further event of a "change in control", and Mr. Blum is employed by the Bank at the time of the "change in control", the Bank shall assign the ownership, including the cash value thereof, of the life insurance policy to Mr. Blum (and in the event of any assignment of the life insurance policy by the Bank provided for in this Agreement, Mr. Blum, as assignee, shall receive and accept the policy

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with no warranties from the Bank and shall assume the payment of all premiums thereafter due thereon). Neither Mr. Blum nor any beneficiary of the life insurance policy shall have the right to sell, assign, transfer or otherwise convey any of his/her rights hereunder including the rights to receive any payments hereunder or in and to the said life insurance policy, all of which interest, including the payment and the rights thereto, are expressly declared to be non-assignable and non-transferrable unless the life insurance policy is assigned to Mr. Blum under the provisions of this Agreement.
     In furtherance of the above, the parties hereto agree to execute a "Split-Dollar Endorsement" in the form attached hereto and made a part hereof for all purposes. The said "Split-Dollar Endorsement" describes, and the Bank has caused to be taken out, Policy No. 2,459,106 with Phoenix Mutual Life Insurance Company on the life of Mr. Blum; anything to the contrary in this Agreement or the said "Split-Dollar Endorsement" notwithstanding, the Bank reserves the right at any time to cancel this said policy or discontinue the payment of premiums thereon and substitute for said life insurance policy another life policy in the total face amount of $250,000.00."
     II. To supplement and amend "e" of Section 6, as amended, which shall henceforth read in its entirety as follows:
     "(e) Without cause by the Bank (i) upon payment to Mr. Blum of the sum of NINETY-TWO THOUSAND FIVE HUNDRED AND NO/100 ($92,500.00) DOLLARS plus a sum equivalent to only the "pro rata portion" (as such "pro rata portion" is hereinbelow described) of the bonus described in Section 3-(b) above for the year in which the termination occurs; such "pro rata portion" shall man the fraction, the numerator of which shall be the number of days which have elapsed since the beginning of the calendar year in which the termination occurs to the date of the termination and the denominator of which shall be 365. As a hypothetical example, if the date of Mr. Blum's

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termination is June 12 of a calendar year, the "pro rata portion"
shall be .449315 (being 164 divided by 365) multiplied by the bonus determined in accordance with the said Section 3-(b) and paid in the manner provided therein, or
     (ii) in the event of a "change in control" upon the payment to Mr. Blum of the sums provided for in Section 10 below at which time this Agreement shall be terminated (including the termination of any obligation to make payment of the sums otherwise due in e (i) above) except with respect to any obligation regarding the life insurance policy as provided above.
     Anything to the contrary in this Agreement notwithstanding:
     1. If Mr. Blum is indicted for a felony, then his employment under this Agreement may be terminated by the Bank at any time and the Bank's only obligation in such instance to Mr. Blum shall be to pay to him the sum of NINETY TWO THOUSAND FIVE HUNDRED AND NO/100 ($92,500.00) DOLLARS when and if he is acquitted of such felony charge; if Mr. Blum is convicted (through trial, plea or otherwise) of such felony charge, then the Bank shall owe him no payment whatsoever;
     2. If Mr. Blum terminates his employment hereunder pursuant to Sub-section "d" hereof, then he shall not engage or be employed in, and shall refrain from and be prohibited from engaging, carrying on, or being employed in, the banking business and soliciting the Bank's customers for banking business in St. Mary Parish, Louisiana for a period of one (1) year from the date of such termination, so long as the Bank is so engaged in the banking business in St. Mary Parish, Louisiana during such one (1) year period. Further, during such one (1) year period, Mr. Blum shall not be employed by, or be a stockholder or director of, any financial institution which has its principal office located in, or is domiciled in, St. Mary Parish, Louisiana at the time of his termination; and
     3. Mr. Blum shall not be entitled to receive (a) the life insurance policy under the provisions of Section 3(f) hereof nor
(b) the payment as provided in Section e(ii) and including

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 Section 10 hereof in the event that the "change in control" that triggers or results in such payment results from a transaction effected by a "group" (within the meaning of the Securities Exchange Act of 1934, as amended) of which Mr. Blum is a member or a participant, and such transaction by Mr. Blum or the "group" has not been approved by the Board of Directors (excluding Mr. Blum) of First Citizens BancStock, Inc. (the "Company")."
     III. To add a new Section 10 entitled "change in control" which shall read as follows:
     "SECTION 10. CHANGE IN CONTROL.
     As used anywhere in this Agreement, a "change in control" shall be conclusively deemed to have occurred if (and only if) any of the following shall have taken place:
     (1) a Change in Control is reported by First Citizens BancStock, Inc. (the "Company") in response to either
          Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or Item 1 of Form 8-K promulgated under the Exchange Ace;

     (2) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities; or

     (3) following the election or removal of directors, a majority of the Company's Board of Directors (the "Board") consists of individuals who were not members of the Board two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

     In the event, and upon the occurrence, of a "change in control" (unless Mr. Blum, without the Board's approval, was a member or participant in a transaction resulting in the "change in control" as provided in Section II (e) (ii) (3) above), the Bank shall pay to Mr. Blum a sum equivalent to two times the gross income (as hereinafter determined) he received from the Bank under this Agreement for the calendar year immediately preceding the year in which the "change in control" occurs; such gross income shall be the total gross income earned by Mr. Blum from the Bank as conclusively determined by Form W-2 filed with the IRS by the Bank for Mr. Blum for the calendar year upon which the payment to be made under this Agreement is to be based. As a hypothetical example, if a "change in control" occurs in 1996, and Mr. Blum's 1995 IRS W-2 form filed by the Bank reflects a total income of ONE HUNDRED EIGHTY-TWO THOUSAND FIVE

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HUNDRED AND NO/100 ($182,500.00) DOLLARS, then, upon the
occurrence of a "change in control", the Bank shall pay to Mr. Blum the sum of THREE HUNDRED SIXTY-FIVE THOUSAND AND NO/100 ($365,000.00) DOLLARS less deductions required by law."
     With all other respects the Employment Agreement as written is not amended, supplemented or altered hereby and together with the above Agreement, are in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on this 16th day of March, 1995, in the presence of the undersigned two competent witnesses after reading of the whole.

WITNESSES:                    THE FIRST NATIONAL BANK
                              IN ST. MARY PARISH


/s/ [Illegible]               BY:    /s/ Camille A. Cutrone
________________________         __________________________
                                   CAMILLE A. CUTRONE
                                   Chairman of the Board of
                                   Directors

/s/ Cindy Cutrera
________________________


WITNESSES:

/s/ [Illegible]                      /s/ Milford L. Blum, Jr.
________________________         __________________________
                                   MILFORD L. BLUM, JR.


/s/ Cindy Cutrera
________________________